Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record First Quarter 2024 Financial Results

•	First Quarter 2024 Revenues of $928.6 Million, Up 15% Compared to $806.7 Million in Prior Year Quarter

•	First Quarter 2024 EPS of $2.23, Up 66% Compared to $1.34 in Prior Year Quarter

Washington, D.C., April 25, 2024 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the first quarter ended March 31, 2024.

First quarter 2024 revenues of $928.6 million increased $121.8 million, or 15.1%, compared to revenues of $806.7 million in the prior year quarter. The increase in revenues was primarily due to higher demand across all business segments. Net income of $80.0 million compared to $47.5 million in the prior year quarter. The increase in net income was primarily due to higher revenues, a lower effective tax rate and lower FX remeasurement losses compared to the prior year quarter, which was partially offset by an increase in compensation and selling, general and administrative (“SG&A”) expenses compared to the prior year quarter. Adjusted EBITDA of $111.1 million, or 12.0% of revenues, compared to $78.4 million, or 9.7% of revenues, in the prior year quarter. First quarter 2024 earnings per diluted share (“EPS”) of $2.23 compared to $1.34 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Our sustained double-digit organic revenue growth this quarter reflects strong underlying business performance, which, in turn, reflects continued progress on our twin overriding goals: continuing to help clients with their most fundamental opportunities and challenges, and continuing to attract and develop terrific professionals.”

Cash Position and Capital Allocation

Net cash used in operating activities of $274.8 million for the quarter ended March 31, 2024 compared to $254.2 million for the quarter ended March 31, 2023. The year-over-year increase in net cash used in operating activities was primarily due to an increase in salaries, higher annual bonus payments and an increase in forgivable loan issuances, which was partially offset by higher cash collections compared to the prior year quarter.

Cash and cash equivalents of $244.0 million at March 31, 2024 compared to $238.5 million at March 31, 2023 and $303.2 million at December 31, 2023. Total debt, net of cash and short-term investments, of ($39.0) million at March 31, 2024 compared to $122.7 million at March 31, 2023 and ($328.7) million at December 31, 2023. The sequential increase in total debt, net of cash and short-term investments, was primarily due to higher borrowings under the Company’s senior secured bank revolving credit facility, which were primarily used for annual bonus payments.

There were no share repurchases during the quarter ended March 31, 2024. As of March 31, 2024, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

First Quarter 2024 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $50.4 million, or 16.0%, to $366.0 million in the quarter compared to $315.7 million in the prior year quarter. The increase in revenues was primarily due to higher restructuring, business transformation & strategy and transactions revenues. Adjusted Segment EBITDA of $75.2 million, or 20.6% of segment revenues, compared to $51.8 million, or 16.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $18.3 million, or 11.6%, to $176.1 million in the quarter compared to $157.7 million in the prior year quarter. Acquisition-related revenues contributed $0.5 million in the quarter. The increase in revenues was primarily due to higher demand and realized bill rates for investigations and disputes services. Adjusted Segment EBITDA of $33.7 million, or 19.1% of segment revenues, compared to $21.8 million, or 13.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $35.0 million, or 20.6%, to $204.5 million in the quarter compared to $169.6 million in the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for non-merger and acquisition (“M&A”)-related antitrust and financial economics services. Adjusted Segment EBITDA of $14.2 million, or 6.9% of segment revenues, compared to $14.2 million, or 8.4% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to an increase in compensation, which includes an increase in variable compensation and the impact of a 5.8% increase in billable headcount, higher contractor costs and an increase in SG&A expenses, primarily related to an increase in bad debt, compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $10.1 million, or 11.1%, to $100.7 million in the quarter compared to $90.6 million in the prior year quarter. The increase in revenues was primarily due to higher demand for M&A-related “second request” and information governance, privacy & security services, which was partially offset by lower demand for investigations services. Adjusted Segment EBITDA of $14.6 million, or 14.5% of segment revenues, compared to $15.4 million, or 17.0% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to an increase in compensation, which includes the impact of an 11.2% increase in billable headcount, higher as-needed consultant costs and an increase in SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $8.1 million, or 11.1%, to $81.2 million in the quarter compared to $73.1 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation, revenues increased $7.1 million, or 9.7%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for public affairs and corporate reputation services. Adjusted Segment EBITDA of $12.4 million, or 15.3% of segment revenues, compared to $9.6 million, or 13.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation and higher SG&A expenses compared to the prior year quarter.

First Quarter 2024 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2024 financial results at 9:00 a.m. Eastern Time on Thursday, April 25, 2024. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 8,000 employees located in 33 countries and territories, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.49 billion in revenues during fiscal year 2023. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$243,960	$303,222
Accounts receivable, net	1,157,465	1,102,142
Current portion of notes receivable	45,211	30,997
Prepaid expenses and other current assets	98,062	119,092

Total current assets	1,544,698	1,555,453
Property and equipment, net	152,949	159,662
Operating lease assets	199,596	208,910
Goodwill	1,230,645	1,234,569
Intangible assets, net	19,455	18,285
Notes receivable, net	96,806	75,431
Other assets	80,379	73,568

Total assets	$3,324,528	$3,325,878

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$226,787	$223,758
Accrued compensation	332,677	601,074
Billings in excess of services provided	68,236	67,937

Total current liabilities	627,700	892,769
Long-term debt, net	205,000	—
Noncurrent operating lease liabilities	213,576	223,774
Deferred income taxes	136,065	140,976
Other liabilities	87,831	86,939

Total liabilities	1,270,172	1,344,458

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 35,697 (2024) and 35,521 (2023)	357	355
Additional paid-in capital	21,162	16,760
Retained earnings	2,194,730	2,114,765
Accumulated other comprehensive loss	(161,893)	(150,460)

Total stockholders’ equity	2,054,356	1,981,420

Total liabilities and stockholders’ equity	$3,324,528	$3,325,878

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Revenues	$928,553	$806,706

Operating expenses
Direct cost of revenues	626,034	553,509
Selling, general and administrative expenses	201,870	184,213
Amortization of intangible assets	1,016	2,182

	828,920	739,904

Operating income	99,633	66,802

Other income (expense)
Interest income and other	1,581	(1,342)
Interest expense	(1,719)	(2,939)

	(138)	(4,281)

Income before income tax provision	99,495	62,521
Income tax provision	19,530	14,974

Net income	$79,965	$47,547

Earnings per common share—basic	$2.29	$1.43

Weighted average common shares outstanding—basic	34,977	33,301

Earnings per common share—diluted	$2.23	$1.34

Weighted average common shares outstanding—diluted	35,787	35,482

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $— and $—	$(11,433)	$9,850

Total other comprehensive income, net of tax	(11,433)	9,850

Comprehensive income	$68,532	$57,397

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$79,965
Interest income and other							(1,581)
Interest expense							1,719
Income tax provision							19,530

Operating income	$71,919	$31,967	$12,865	$10,939	$11,474	$(39,531)	$99,633
Depreciation and amortization	2,473	1,629	1,285	3,642	882	513	10,424
Amortization of intangible assets	833	113	—	—	70	—	1,016

Adjusted EBITDA	$75,225	$33,709	$14,150	$14,581	$12,426	$(39,018)	$111,073

Three Months Ended March 31, 2023 (Unaudited)	Corporate Finance & Restructuring (1)	Forensic and Litigation Consulting (1)	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$47,547
Interest income and other							1,342
Interest expense							2,939
Income tax provision							101,537

Operating income	$47,976	$20,288	$12,700	$11,890	$8,683	$(34,735)	$66,802
Depreciation and amortization	1,959	1,312	1,493	3,476	787	416	9,443
Amortization of intangible assets	1,912	184	—	—	86	—	2,182

Adjusted EBITDA	$51,847	$21,784	$14,193	$15,366	$9,556	$(34,319)	$78,427

(1)

Effective July 1, 2023, prior period segment information for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments has been recast in this press release to include the reclassification of a portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s realigned business transformation & strategy practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2024 (Unaudited)
Corporate Finance & Restructuring	$366,010	$75,225	20.6%	62%	$515	2,185
Forensic and Litigation Consulting	176,074	33,709	19.1%	59%	$406	1,463
Economic Consulting	204,548	14,150	6.9%	68%	$533	1,091
Technology (1)	100,713	14,581	14.5%	N/M	N/M	646
Strategic Communications (1)	81,208	12,426	15.3%	N/M	N/M	981

	$928,553	$150,091	16.2%			6,366

Unallocated Corporate		(39,018)

Adjusted EBITDA		$111,073	12.0%

Three Months Ended March 31, 2023 (Unaudited)
Corporate Finance & Restructuring (2)	$315,652	$51,847	16.4%	59%	$478	2,152
Forensic and Litigation Consulting (2)	157,739	21,784	13.8%	57%	$375	1,427
Economic Consulting	169,595	14,193	8.4%	68%	$458	1,031
Technology (1)	90,618	15,366	17.0%	N/M	N/M	581
Strategic Communications (1)	73,102	9,556	13.1%	N/M	N/M	995

	$806,706	$112,746	14.0%			6,186

Unallocated Corporate		(34,319)

Adjusted EBITDA		$78,427	9.7%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

(2)

Effective July 1, 2023, prior period segment information for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments has been recast in this press release to include the reclassification of a portion of the Company’s health solutions practice in the Forensic and Litigation Consulting segment to the Company’s business transformation & strategy practice within the Corporate Finance & Restructuring segment.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Operating activities
Net income	$79,965	$47,547
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,424	9,443
Amortization of intangible assets	1,016	2,182
Provision for expected credit losses	11,420	7,012
Share-based compensation	8,812	6,365
Deferred income taxes	(8,107)	(3,016)
Acquisition-related contingent consideration	660	1,284
Amortization of debt issuance costs and other	236	646
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(73,201)	(93,739)
Notes receivable	(35,937)	(6,851)
Prepaid expenses and other assets	(5,612)	321
Accounts payable, accrued expenses and other	4,317	1,315
Income taxes	1,691	5,658
Accrued compensation	(271,044)	(230,967)
Billings in excess of services provided	542	(1,406)

Net cash used in operating activities	(274,818)	(254,206)

Investing activities
Purchases of property and equipment and other	(4,640)	(18,012)
Maturity of short-term investment	25,246	—

Net cash provided by (used in) investing activities	20,606	(18,012)

Financing activities
Borrowings under revolving line of credit	280,000	90,000
Repayments under revolving line of credit	(75,000)	(45,000)
Purchase and retirement of common stock	—	(20,982)
Share-based tax withholdings net of option exercises	(8,712)	(9,064)
Deposits and other	2,297	813

Net cash provided by financing activities	198,585	15,767

Effect of exchange rate changes on cash and cash equivalents	(3,635)	3,302

Net decrease in cash and cash equivalents	(59,262)	(253,149)
Cash and cash equivalents, beginning of period	303,222	491,688

Cash and cash equivalents, end of period	$243,960	$238,539